                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ----------------------

                                AMENDMENT NO. 1
                                      TO
                                SCHEDULE 14D-1
              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                                      AND
                                 SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)


                              ANGELES PARTNERS XI
                           (Name of Subject Company)

                             AIMCO PROPERTIES, L.P.
                                    (Bidder)

                     UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                     (CUSIP Number of Class of Securities)



                                PATRICK J. FOYE
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
            (Name, Address and Telephone Number of Person Authorized
           to Receive Notices and Communications on Behalf of Bidder)


                                    COPY TO:

                              JONATHAN L. FRIEDMAN
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                          300 SOUTH GRAND, 34TH FLOOR
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000

                            ----------------------

                           CALCULATION OF FILING FEE

-------------------------------------------------------------------------------
Transaction Valuation*       $1,374,841      Amount of Filing Fee: $274.97
-------------------------------------------------------------------------------

* For purposes of calculating the fee only. This amount assumes the purchase of 12,498.55 units of limited partnership interest of the subject partnership for $110 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0- 11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.


Amount Previously Paid:             $274.97                   Filing Parties:  AIMCO Properties, L.P.

Form or Registration No.:           Schedule 14D-1            Date Filed:         August 20, 1999




                         (Continued on following pages)




                               Page 1 of 5 Pages

       AMENDMENT NO. 1 TO SCHEDULE 14D-1/AMENDMENT NO. 5 TO SCHEDULE 13D


         This Statement (the "Statement") constitutes (a) the Amendment No. 1 to Schedule 14D-1 of AIMCO Properties, L.P. (the "AIMCO OP"), relating to AIMCO OP's offer to purchase units of limited partnership interest (the "Units") of Angeles Partners XI (the "Partnership"); and (b) Amendment No. 5 to the
Schedule 13D (the "Schedule 13D") originally filed with the Securities and Exchange Commission (the "Commission") on January 25, 1999, by Cooper River Properties, L.L.C. ("Cooper River"), Insignia Properties, L.P. ("IPLP"), Insignia Properties Trust ("IPT"), and Apartment Investment and Management Company ("AIMCO"), as amended by (i) Amendment No. 1, filed with the Commission on May 14, 1999, by Cooper River, AIMCO/IPT, Inc. ("AIMCO/IPT"), IPLP, AIMCO OP, AIMCO-GP and AIMCO, (ii) Amendment No. 2, filed with the Commission on July 1, 1999, by Cooper River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (iii) Amendment No. 3, filed with the Commission on August 6, 1999, by Cooper River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, and (iv) Amendment No. 4, filed with the Commission on August 20, 1999, by Cooper River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO. Cooper River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO are herein referred to as the "Reporting Persons." The item numbers and responses thereto are set forth below in accordance with the requirements of
Schedule 14D-1.


(7) CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SUBJECT COMPANY'S SECURITIES.

         The information in the Supplement to Offer to Purchase, dated September 9, 1999, which is filed as Exhibit (a)(4) hereto, is hereby incorporated herein by reference.


                               Page 2 of 5 Pages

(11) MATERIAL TO BE FILED AS EXHIBITS.

                  (a)(1)   Offer to Purchase, dated August 19, 1999 (Previously filed).

                  (a)(2)   Letter of Transmittal and related Instructions.

                  (a)(3)   Letter, dated August 19, 1999, from AIMCO OP to the Limited Partners of the Partnership (Previously filed).

                  (a)(4)   Supplement to Offer to Purchase, dated September 9, 1999.

                  (b)      Credit Agreement (Secured Revolving Credit Facility), dated as of August
                           16, 1999, among AIMCO Properties, L.P., Bank of America, Bank Boston,
                           N.A., and First Union National Bank. (Exhibit 10.1 to AIMCO's Current
                           Report on Form 8-K, dated August 16, 1999, is incorporated herein by this reference.)

                  (c)      Operating Agreement for CLS-19 Associates LLC. (Exhibit (c) to AIMCO
                           Properties, L.P.'s Amendment No. 1 to Schedule 14D-1/Amendment No. 10 to
                           Schedule 13D relating Angeles Partners XII, dated September 7, 1999 as incorporated herein by reference.)

                  (d)      Not applicable.

                  (e)      Not applicable.

                  (f)      Not applicable.

                  (z)(1)   Agreement of Joint Filing, dated August 19, 1999, among AIMCO, AIMCO- GP,
                           AIMCO OP, AIMCO/IPT, IPLP, and Cooper River (Previously filed).



                               Page 3 of 5 Pages

                                   SIGNATURE

                  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  September 9, 1999
                                        COOPER RIVER PROPERTIES, L.L.C.

                                        By: /s/ Patrick J. Foye
                                            ------------------------------------
                                            Executive Vice President

                                        AIMCO/IPT, INC.

                                        By: /s/ Patrick J. Foye
                                            ------------------------------------
                                            Executive Vice President

                                        INSIGNIA PROPERTIES, L.P.

                                        By:  AIMCO/IPT, INC.
                                             (General Partner)

                                        By: /s/ Patrick J. Foye
                                            ------------------------------------
                                            Executive Vice President

                                        AIMCO PROPERTIES, L.P.

                                        By: AIMCO-GP, INC.
                                             (General Partner)

                                        By: /s/ Patrick J. Foye
                                            ------------------------------------
                                            Executive Vice President

                                        AIMCO-GP, INC.

                                        By: /s/ Patrick J. Foye
                                            ------------------------------------
                                            Executive Vice President

                                        APARTMENT INVESTMENT
                                        AND MANAGEMENT COMPANY

                                        By: /s/ Patrick J. Foye
                                            ------------------------------------
                                            Executive Vice President


                               Page 4 of 5 Pages

                                 EXHIBIT INDEX

                EXHIBIT NO.                        DESCRIPTION
                -----------                        -----------
                  (a)(1)      Offer to Purchase, dated August 19, 1999 (Previously filed).

                  (a)(2)      Letter of Transmittal and related Instructions.

                  (a)(3)      Letter, dated August 19, 1999, from AIMCO OP to the Limited Partners of the Partnership (Previously filed).

                  (a)(4)      Supplement to Offer to Purchase, dated September 9, 1999.

                  (b)         Credit Agreement (Secured Revolving Credit Facility), dated as of August
                              16, 1999, among AIMCO Properties, L.P., Bank of America, Bank Boston,
                              N.A., and First Union National Bank. (Exhibit 10.1 to AIMCO's Current
                              Report on Form 8-K, dated August 16, 1999, is incorporated herein by this reference.)

                  (c)         Operating Agreement for CLS-19 Associates LLC. (Exhibit (c) to AIMCO
                              Properties, L.P.'s Amendment No. 1 to Schedule 14D-1/Amendment No. 10 to
                              Schedule 13D relating Angeles Partners XII, dated September 7, 1999 as incorporated herein by reference.)

                  (d)         Not applicable.

                  (e)         Not applicable.

                  (f)         Not applicable.

                  (z)(1)      Agreement of Joint Filing, dated August 19, 1999, among AIMCO, AIMCO- GP,
                              AIMCO OP, AIMCO/IPT, IPLP, and Cooper River (Previously filed).



                               Page 5 of 5 Pages